EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Onfolio Pursuing Strategic Alternatives to Maximize Shareholder Value

WILMINGTON, Del., [July 28, 2026] — Onfolio Holdings Inc. (NASDAQ: ONFO, ONFOW) (OTC: ONFOP) (the "Company" or “ONFO”),  an owner-operator of cash-generative online businesses, today provided an update on the strategic alternatives it is actively pursuing to drive shareholder value.

The Company is actively evaluating a range of strategic opportunities, including acquisitions, transformational transactions, and the divestiture of underperforming assets. These initiatives are part of the Company’s broader strategy to enhance shareholder value while maintaining its public listing.

This strategy represents a shift toward a more focused portfolio and a more disciplined approach to capital allocation. Going forward, the Company intends to prioritize acquisitions that are immediately accretive and strategically compelling. The Company will also evaluate transformational transactions that have the potential to reshape its business and accelerate long-term value creation. At the same time, the Company will continue to optimize its current portfolio, divesting underperforming assets to concentrate on its highest-performing businesses.

“We’re back in the acquisition market with an active pipeline of opportunities,” said Dominic Wells, CEO of Onfolio. “Through an accretive M&A strategy and active management of the existing portfolio, we believe we can reshape Onfolio into a stronger, more focused company that creates sustainable long-term value for shareholders.”

About Onfolio Holdings

Onfolio Holdings Inc. (Nasdaq: ONFO) is an owner-operator of cash-generative online businesses. The Company acquires and operates profitable online businesses across diverse verticals, including marketing, education, and e-commerce, with a focus on sustainable cash flow and long-term value creation.

Visit www.onfolio.com for more information.

Forward-Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and Form 10-Q; other risks to which our Company is subject; other factors beyond the Company's control. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact investors@onfolio.com